Exhibit 99.1

News Release

12 February 2021

FREYR appoints energy storage professional to lead sales and commercialization of clean, next-generation battery cells

FREYR is pleased to announce the appointment of Gery Bonduelle as EVP Sales. Bonduelle is a professional within energy storage solutions technology and sales, and will lead FREYR’s commercialization of clean, next-generation battery cells targeting the rapidly growing global markets for electric vehicles, energy storage, and marine applications.

Bonduelle (born 1971) will join FREYR from 1 April coming from a VP Sales for EMEA and APAC position at Enersys, which identifies itself as a global leader in stored energy solutions for industrial applications, where he has worked for 25 years. Gery has extensive engineering, product development and operational experience, which he combines with a commercial mindset to develop successful customer relations. He is a French citizen and has lived and worked in France, Mexico, US and Switzerland.

“Gery has extensive track-record from establishing strong, lasting customer relations and commercializing energy storage solutions at scale. He is a great addition to an already strong leadership team and will provide us with a unique combination of technology insight and strategic and hands-on sales capabilities as we see accelerating interest from a wide range of potential customers lining up to discuss future capacity following the recent announcement of our business combination with Alussa Energy and capital raise”, says Tom Einar Jensen, FREYR’s CEO.

"I am very proud to join an experienced management team with deep end-to-end battery expertise, execution track-record from large scale industry and renewable energy projects as well as experience from disruptive technology and battery and electrical automotive industries. Our aim is to provide battery customers with cost-competitive batteries with the lowest carbon footprints. I look forward to supporting FREYR’s customers in reaching our common goal of decarbonizing transportation and energy systems,” says Gery Bonduelle, FREYR’s new EVP Sales.

On 29 January FREYR announced that it will become a publicly listed company through a business combination with Alussa Energy Acquisition Corp., raising $850 million in equity proceeds to accelerate the development clean battery cell manufacturing capacity in Norway. Subject to closing conditions being met, the combined company will be named “FREYR Battery” and its common stock is expected to start trading on the New York Stock Exchange under the ticker symbol FREY upon closing, expected in the second quarter of 2021.

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FREYR is targeting development of up to 43 GWh of battery cell production capacity in Norway by 2025 to position the Company as one of Europe’s largest battery cell suppliers. FREYR expects to deliver safer, higher energy density and lower cost clean battery cells made with renewable energy from an ethically and sustainably sourced supply chain. The Company’s ambition is to become the battery cell producer with the lowest lifecycle carbon footprint in the world. FREYR plans to utilize Norway’s inherent advantages, including access to renewable energy, some of Europe’s lowest electricity prices and shorter delivery distances to main markets in Europe and the US as compared to competitors in Asia.

FREYR’s leadership team consists of the following after the new appointment:

Tom Einar Jensen, Chief Executive Officer

Jan Arve Haugan, Chief Operating Officer and Deputy CEO

Ryuta Kawaguchi, Chief Technical Officer

Einar Kilde, EVP Projects

Tove Nilsen Ljungquist, EVP Operations

Hege Marie Norheim, EVP Human Resources, Sustainability and Communication

Gery Bonduelle, EVP Sales

Steffen Føreid, Chief Financial Officer

Are Brautaset, Chief Legal Officer

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Contact details

Hilde Rønningsen, Director of Communications	hilde.ronningsen@freyrbattery.com

About FREYR AS

FREYR plans to develop up to 43 GWh of battery cell production capacity by 2025 to position the company as one of Europe’s largest battery cell suppliers. The facilities will be located in the Mo i Rana industrial complex in Northern Norway, leveraging Norway’s highly skilled workforce and abundant, low-cost renewable energy sources from hydro and wind in a crisp, clear and energized environment. FREYR will supply safe, high energy density and cost competitive clean battery cells to the rapidly growing global markets for electric vehicles, energy storage, and marine applications. FREYR is committed to supporting cluster-based R&D initiatives and the development of an international ecosystem of scientific, commercial, and financial stakeholders to support the expansion of the battery value chain in our region. For more information, please visit www.freyrbattery.com.

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Forward-looking statements

The information in this press release includes forward-looking statements and information based on management’s expectations as of the date of this press release. All statements other than statements of historical facts, including statements regarding FREYR’s business strategy, anticipated business combination with Alussa Energy and the terms of such combination, anticipated benefits of FREYR’s technologies and projected production capacity are forward-looking statements. The words “may,” will,” “expect,” “plan,” “target,” or similar terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. FREYR may not actually achieve the plans or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from current expectations, include FREYR’s ability to execute on its business strategy and develop and increase production capacity in a cost-effective manner; changes adversely affecting the battery industry; the further development and success of competing technologies; the failure of 24M technology or FREYR’s batteries to perform as expected; and our ability to complete the business combination with Alussa Energy on the terms that we currently expect or at all.

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